NEWS RELEASE Bill Seymour VP of Investor Relations T + 1 952 556 1844 bill.seymour@entegris.com
Exhibit 99.1

ENTEGRIS DECLARES QUARTERLY CASH DIVIDEND
BILLERICA, Mass., October 18, 2023 - Entegris, Inc. (Nasdaq: ENTG), a leading supplier of advanced materials and process solutions for the semiconductor and other high-technology industries, today announced that its Board of Directors has authorized a quarterly cash dividend of $0.10 per share to be paid on November 22, 2023 to shareholders of record on the close of business on November 1, 2023.

ABOUT ENTEGRIS
Entegris is a leading supplier of advanced materials and process solutions for the semiconductor and other high-tech industries. Entegris has approximately 9,000 employees throughout its global operations and is ISO 9001 certified. It has manufacturing, customer service and/or research facilities in the United States, Canada, China, France, Germany, Israel, Italy, Japan, Malaysia, Singapore, South Korea, Taiwan, and the United Kingdom. Additional information can be found at www.entegris.com.

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